EXHIBIT 2.2

CONTRIBUTION AGREEMENT

between

ARCHIPELAGO HOLDINGS, L.L.C.

and

GAP ARCHA HOLDINGS, INC.

Dated: November 12, 2003

TABLE OF CONTENTS

ARTICLE I. CONTRIBUTION; ISSUANCE OF INTEREST.
1.1.	Contribution of Cash
1.2.	Issuance of Interest

ARTICLE II. CLOSING
2.1.	Closing
2.2.	Conditions to the Contributor’s Obligations
2.3.	Conditions to the Company’s Obligations

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR
3.1.	Due Organization and Authority
3.2.	Authorization and Validity of Agreements
3.3.	No Conflicts
3.4.	Governmental Approvals and Consents
3.5.	Investment Representations

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1.	Due Formation and Authority
4.2.	Authorization and Validity of Agreements
4.3.	No Conflicts
4.4.	Governmental Approvals and Consents
4.5.	Subsidiaries
4.6.	Percentage Interests
4.7.	Conduct of Business
4.8.	Reports
4.9.	Registered Broker-Dealer
4.10.	Contracts
4.11.	Registrations
4.12.	Compliance with Laws
4.13.	Financial Statements
4.14.	Absence of Undisclosed Liabilities
4.15.	Absence of Material Changes
4.16.	Litigation
4.17.	True and Complete Copies of Documents
4.18.	Transactions with Affiliates
4.19.	No Brokers
4.20.	Insurance
4.21.	Taxes
4.22.	Accounting Controls
4.23.	Intellectual Property
4.24.	No Voting Agreements
4.25.	Employee Benefit Plans
4.26.	Title to Properties
4.27.	Indebtedness for Borrowed Money
4.28.	Private Offering

ARTICLE V. COVENANTS
5.1.	Appropriate Action; Approvals
5.2.	Financial Statements and Other Information
5.3.	Insurance
5.4.	Press Releases
5.5.	No Rights Triggered
5.6.	Notification of Certain Matters

ARTICLE VI. MISCELLANEOUS
6.1.	Notices
6.2.	Headings and Captions
6.3.	Variance of Pronouns
6.4.	Counterparts
6.5.	GOVERNING LAW; Arbitration
6.6.	Binding Effect; Benefit
6.7.	Assignability
6.8.	Amendment; Waiver
6.9.	Severability
6.10.	Expenses
6.11.	Further Assurances
6.12.	Remedies
6.13.	Survival of Representations and Warranties
6.14.	Entire Agreement

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (“Agreement”) is made and entered into this 12th day of November, 2003, between Archipelago Holdings, L.L.C., a Delaware limited liability company (the “Company”), and GAP Archa Holdings, Inc., a Delaware corporation (the “Contributor”).

R E C I T A L S

WHEREAS, the Company owns, directly or indirectly, all of the limited liability company interests of Wave Securities, L.L.C. (formerly known as Archipelago, L.L.C.), an Illinois limited liability company (“Wave”), Archipelago Securities, L.L.C. (formerly known as REDIBook ECN, LLC), a Delaware limited liability company (“Archipelago Securities”), Archipelago Services, L.L.C., a Delaware limited liability company (“Archipelago Services”), Archipelago TP Investment, L.L.C., a Delaware limited liability company (“Archipelago TP Investment”), Archipelago Overseas, L.L.C., a Delaware limited liability company (“Archipelago Overseas”), Archipelago Europe LTD, a limited company incorporated in England and Wales (“Archipelago Europe”), Archipelago Exchange, L.L.C. (formerly known as Archipelago Securities Exchange, L.L.C.), a Delaware limited liability company (“Archipelago Exchange”), Archipelago Canada, Inc., a corporation organized under the laws of the Province of New Brunswick (“Archipelago Canada”), Archipelago Market Data Services, L.L.C., a Delaware limited liability company (“Archipelago Market Data”), ARCA-GNC Acquisition, L.L.C., a Delaware limited liability company (“ARCA-GNC”), and Archipelago Trading Services, Inc. (formerly known as GlobeNet Securities, Inc.), a Florida corporation and a wholly owned subsidiary of ARCA-GNC (“Archipelago Trading” and, together with Wave, Archipelago Securities, Archipelago Services, Archipelago TP Investment, Archipelago Overseas, Archipelago Europe, Archipelago Exchange, Archipelago Canada, Archipelago Market Data and ARCA-GNC, the “Subsidiaries”);

WHEREAS, the Company, Pacific Exchange, Inc., a Delaware corporation (“PCX”), and PCX Equities, Inc., a Delaware corporation and a wholly owned subsidiary of PCX (“PCX Equities”), have entered into an Amended and Restated Facility Services Agreement, dated as of March 22, 2002 (the “Amended Facility Services Agreement”), pursuant to which Archipelago Exchange has become a “facility” (as defined in Section 3(a)(2) of the Exchange Act) of PCX and PCX Equities;

WHEREAS, GSP, LLC, Virago Enterprises, L.L.C., GS Archipelago Investment, L.L.C., E*TRADE Archipelago Holdings, L.L.C., Instinet International Limited, J.P. Morgan Capital, L.P., American Century Ventures II, L.L.C., Merrill Lynch L.P. Holdings Inc., CooperNeff Group, Inc., SWS Securities, Inc., Gamma ECN Investors, G.P., PCX, Fidelity Global Brokerage Group, Inc., Charles Schwab & Co., Inc., Spear, Leeds & Kellogg, L.P., TD Waterhouse Group, Inc., Fleet Securities, Inc., Credit Suisse First Boston Next Fund, Inc., Lehman Brothers Inc., National Discount Brokers Group, Inc., Banc of America Technology Investments, Inc., JL Management, LLC, Gerald D. Putnam, MarrGwen Townsend, Stuart Townsend, those Class B Members set forth on Schedule I hereto (collectively, the “Current Archipelago Members”), and the Contributor have entered into a Ninth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C., dated the date hereof (the “Amended LLC Agreement”) (terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Amended LLC Agreement); and

WHEREAS, the Company desires, in exchange for the capital contributions described below, to issue specified limited liability company interests in the Company to the Contributor on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth herein, the parties agree as follows:

ARTICLE I.

CONTRIBUTION; ISSUANCE OF INTEREST

1.1. Contribution of Cash. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 2.1(a)), the Contributor shall contribute the amount set forth opposite the Contributor’s name on Schedule II hereto in cash to the capital of the Company (the “Contribution”).

1.2. Issuance of Interest. On the terms and subject to the conditions contained in this Agreement, at the Closing, in consideration of the Contribution, the Company shall issue and deliver to the Contributor the number of Class A Convertible Redeemable Preferred Shares of the Company (the “Class A Preferred Shares”) set forth opposite the Contributor’s name on Schedule II hereto, representing the Percentage Interest set forth opposite the Contributor’s name on Schedule II hereto.

ARTICLE II.

CLOSING

2.1. Closing.

(a) The closing (the “Closing”) of the Contribution and the issuance of the Class A Preferred Shares as contemplated by this Agreement shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004-2498, at 10:00 a.m., local time, on the date hereof, or at such other location or date as the parties may mutually agree. The date of the Closing is hereinafter referred to as the “Closing Date”.

(b) At the Closing, (i) the Contributor shall deliver to the Company a wire transfer in the amount of the Contribution and (ii) the Contributor shall deliver to the Company each of the documents, certificates and opinions to be delivered by it pursuant to Section 2.3.

(c) At the Closing, the Company shall (i) treat the Contribution hereunder as a Capital Contribution and duly reflect such Capital Contribution in the Capital Account of the Contributor, (ii) duly reflect in the Company’s books and records the ownership by the Contributor of the number of Class A Preferred Shares set forth opposite the Contributor’s name on Schedule II hereto, and (iii) deliver each of the documents, certificates and opinions to be delivered by it pursuant to Section 2.2.

2.2. Conditions to the Contributor’s Obligations. The obligation of the Contributor to make the Contribution and become obligated under this Agreement is subject to the satisfaction at the Closing of the following conditions:

(a) Certificates from the Secretary of State. The Contributor shall have received (i) a certificate from the office of the Secretary of State of the State of Delaware (the “Secretary”) dated the Closing Date certifying that the Company is in good standing with the Secretary and (ii) a certificate from the office of the Secretary dated the Closing Date certifying that the attached Certificate of Formation of the Company is a true, complete and correct copy of such document as received by and filed in the office of the Secretary.

(b) Secretary’s Certificate. The Contributor shall have received a certificate from the Company, in form and substance satisfactory to the Contributor, dated the Closing Date and signed by the secretary or an assistant secretary of the Company, certifying that the attached copies of the Amended LLC Agreement and resolutions of the Board of Managers approving this Agreement and each of the other Transaction-Related Agreements (as defined in Section 2.2(f)) to which the Company is a party and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and as to the incumbency and specimen signature of each officer of the Company executing this Agreement, each other Transaction-Related Agreement to which the Company is a party and any other document delivered in connection herewith on behalf of the Company.

(c) Legal Opinions. The Contributor shall have received a favorable written opinion from counsel to the Company, dated the Closing Date, in substantially the form attached hereto as Exhibits 2.2(c)(1) and 2.2(c)(2).

(d) Amended LLC Agreement. Class A Members (as defined in the Amended LLC Agreement) holding eighty percent (80%) or more of the Class A Shares of the Company shall have duly executed and delivered the Amended LLC Agreement.

(e) Registration Rights Agreement. The Company and those Members listed on Schedule III hereto shall have duly executed and delivered the Registration Rights Agreement, dated the Closing Date, in substantially the form attached hereto as Exhibit 2.2(e) (the “Registration Rights Agreement”).

(f) Letter Agreement. Each of those Class A Members listed on Schedule IV shall have duly executed and delivered the letter agreement, dated the Closing Date, in substantially the form attached hereto as Exhibit 2.2(f) (the “Letter Agreement” and, together with this Agreement, the Amended LLC Agreement and the Registration Rights Agreement, the “Transaction-Related Agreements”).

(g) Share Option Plan. The Company shall have amended the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan (as so amended, the “Share Option Plan”), by adopting a resolution of the Board of Managers substantially in the form attached hereto as Exhibit 2.2(g), to increase the number of Class B Shares available for grant thereunder from 6,000,000 to 10,907,125.

(h) Absence of Material Changes. Since December 31, 2002, neither the Company nor any Subsidiary shall have sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since December 31, 2002 until the date hereof, there shall not have been any change in the limited liability company interests or other equity interests (other than (i) the granting of 1,670,625 restricted Shares and options to purchase Shares pursuant to the Share Option Plan, (ii) as contemplated by this Agreement or the other Transaction-Related Agreements and (iii) the transfer of outstanding Shares to the existing Members of the Company in accordance with the terms of the Limited Liability Company Agreement) or long-term debt of the Company or any Subsidiary or any change, or any development which could reasonably be foreseen to result in a change, in or affecting the general affairs, management, financial position, members’ equity or results of operations or prospects of the Company and the Subsidiaries taken as a whole that, individually or in the aggregate, has had or is reasonably likely, individually or in the aggregate, (x) to have a material adverse effect on the business, properties, operations or results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (y) to prevent or to limit or restrict in any material respect the Company from performing its obligations under this Agreement or any of the other Transaction-Related Agreements to which it is a party or consummating any of the transactions contemplated hereunder or thereunder (any such material adverse effect, prevention, limitation or restriction with respect to any Person, a “Material Adverse Effect” with respect to such Person). The term “Person” shall mean any individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority (as defined in Section 2.2(i)) or other entity of any kind or nature organized or existing under the laws of any jurisdiction.

(i) Injunctions. No injunction, restraining order, judgment or other order or decree or decision of any arbitrator, mediator or Governmental Authority or Self-Regulatory Organization (as defined in Section 4.4) shall have been issued or been entered and be in effect, nor shall any statute, rule or regulation have been enacted or promulgated and be in effect, prohibiting the Closing or which is reasonably likely to have a Material Adverse Effect on the Company, nor shall there be pending or threatened any Litigation (as defined in Section 4.16) or other proceeding with respect to the transactions and acts contemplated hereby or thereby which (x) is reasonably likely to have a Material Adverse Effect on the Company, or (y) is brought by any Governmental Authority challenging or seeking to restrain the Closing. “Governmental Authority” means any court, administrative agency or commission, including, without limitation, the Commission, or other federal, state or local governmental authority or instrumentality of any nation and any agencies, departments or subdivisions thereof.

(j) Certificates, etc. The Company shall deliver such other certificates, opinions and documents as the Contributor shall reasonably request.

2.3. Conditions to the Company’s Obligations. The obligation of the Company to issue the Class A Preferred Shares to the Contributor is subject to the satisfaction at the Closing of the following conditions:

(a) Certificates from the Secretary of State. The Company shall have received (i) a certificate from the office of the Secretary dated the Closing Date certifying that the Contributor is in good standing with the Secretary and (ii) a certificate from the office of the Secretary dated the Closing Date certifying that the attached Certificate of Incorporation of the Contributor is a true and correct copy of such document as received by and filed in the office of the Secretary.

(b) Secretary’s Certificate. The Company shall have received a certificate from the Contributor, in form and substance satisfactory to the Company, dated the Closing Date and signed by the secretary or an assistant secretary of the Contributor, certifying that (i) (x) the attached copies of the by-laws of the Contributor, (y) the resolutions duly adopted by the executive committee of the board of directors of the Contributor approving this Agreement, each of the other Transaction-Related Agreements and the transactions contemplated hereby and thereby and (z) the resolutions duly adopted by the board of directors of the Contributor so authorizing the executive committee of the board of directors of the Contributor to take such action, are all true, complete and correct and remain unamended and in full force and effect and (ii) as to the incumbency and specimen signature of each officer of the Contributor executing this Agreement, each other Transaction-Related Agreement and any other document delivered in connection herewith on behalf of the Contributor.

(c) Amended LLC Agreement. The Contributor shall have duly executed and delivered the Amended LLC Agreement, and the Amended LLC Agreement shall have been executed and delivered by Class A Members holding eighty percent (80%) or more of the Class A Shares.

(d) Registration Rights Agreement. The Contributor and each of General Atlantic Partners 77, L.P., a Delaware limited partnership (“GAP LP”), GAP Coinvestment Partners II, L.P., a Delaware limited partnership (“GAP Coinvestment”), GapStar, LLC, a Delaware limited liability company (“GapStar”), GAPCO GmbH & Co. KG, a German limited partnership (“GmbH Coinvestment”), and

GAP-W, LLC, a Delaware limited liability company (“GAP W” and, together with GAP LP, GAP Coinvestment, GapStar and GmbH Coinvestment, the “Additional GAP Entities”), shall have duly executed and delivered the Registration Rights Agreement.

(e) Letter Agreement. The Contributor shall have duly executed and delivered the Letter Agreement.

(f) Certificates, etc. The Contributor shall deliver such other certificates, opinions and documents as the Company shall reasonably request.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

The Contributor hereby represents and warrants to the Company as follows:

3.1. Due Organization and Authority. The Contributor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, having full corporate right, power and authority to execute and deliver this Agreement and each of the other Transaction-Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.2. Authorization and Validity of Agreements. The Contributor has taken all corporate action necessary in order to authorize, execute and deliver this Agreement and each of the other Transaction-Related Agreements and for it to consummate the transactions contemplated hereby and thereby and to perform the acts contemplated on its part hereunder and thereunder. The Contributor has obtained the requisite approvals of its shareholders in respect of this Agreement, the other Transaction-Related Agreements and the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction-Related Agreements are valid and binding agreements of the Contributor enforceable against it in accordance with the terms of this Agreement and each of the other Transaction-Related Agreements, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.3. No Conflicts. Neither the execution and delivery by the Contributor of this Agreement or the other Transaction-Related Agreements, the compliance by it with all of the provisions of, or the performance by it of its obligations under, this Agreement and the other Transaction-Related Agreements, nor the consummation of the transactions herein or therein contemplated, conflict with or result in a breach or violation of, or result in any acceleration of any rights or obligations under, or permit any other party any improvement in rights with respect to or permit it to exercise, any of the terms or provisions of, or otherwise constitute a default under, any Contract (as defined below) to which the Contributor is a party or by which it or any of its assets is bound, nor will such execution and delivery, compliance, performance or consummation (a) result in any breach or violation of, or a default under, the provisions of its Organizational Documents or, to the knowledge of the Contributor, any law, order, judgment, decree, rule or regulation applicable to it or (b) to the knowledge of the Contributor, subject the Contributor to any penalty or sanction, except for such conflicts, breaches, violations, defaults, accelerations, creations or changes that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Contributor. “Contract” means any agreement, indenture, loan agreement, undertaking, debt instrument, contract, lease, mortgage, deed of trust, understanding, arrangement or commitment. “Organizational Documents” means (if applicable) such Person’s limited liability company agreement, certificate or articles of incorporation, by-laws or other similar governance documents.

3.4. Governmental Approvals and Consents. To the best knowledge of the Contributor, no material Approvals (as defined in Section 4.4) are required by any court or Governmental Authority to which it may be subject in connection with the execution and delivery by the Contributor of this Agreement or the other Transaction-Related Agreements, the performance by the Contributor of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, other than (i) those Approvals required pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder and (ii) filings or notices pursuant to state “blue sky” securities laws which may be made after the date hereof. Neither the Contributor nor any of its Affiliates is a member, or otherwise subject to the jurisdiction, of any Self-Regulatory Organization, other than an Affiliate of the Contributor which is a portfolio company of GAP LLC and whose securities are listed on a national securities exchange or quoted on Nasdaq.

3.5. Investment Representations.

(a) The Contributor is acquiring the Class A Preferred Shares set forth opposite its name on Schedule II hereto for its own account for investment and not with a view to distribution.

(b) The Contributor is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7) or (8) as currently in effect under the Securities Act.

(c) The Contributor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Company, and has so evaluated the merits and risks of such investment.

(d) The Contributor is able to bear the economic risk of an investment in the Company and, at the present time, is able to afford a complete loss of such investment.

(e) The Contributor understands and acknowledges that (i) the Class A Preferred Shares are being offered and sold to it without registration under the Securities

Act by reason of reliance upon certain exemptions therefrom and (ii) the availability of such exemptions depends, in part, on the foregoing representations set forth in this Section 3.5.

(f) The Contributor acknowledges and agrees that neither it nor any of its Affiliates will, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of any Shares of the Company except (i) in accordance with applicable state and federal securities laws or pursuant to an exemption thereto and (ii) if applicable, in accordance with the terms of the Amended LLC Agreement.

(g) Neither the Contributor nor any of its Affiliates or representatives has engaged in any form of general solicitation or general advertising with respect to the Class A Preferred Shares.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Contributor as follows:

4.1. Due Formation and Authority. The Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and, except where the failure to do so could not reasonably be foreseen to result in a Material Adverse Effect on the Company, is duly qualified to carry on its business as presently conducted and in good standing in each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified. The Company has full limited liability company right, power and authority to execute and deliver this Agreement and each of the other Transaction-Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

4.2. Authorization and Validity of Agreements. The Company has taken all limited liability company action necessary in order to authorize, execute and deliver this Agreement and each of the other Transaction-Related Agreements to which it is a party and for it to consummate the transactions contemplated hereby and thereby and to perform the acts contemplated on its part hereunder and thereunder. The Company has obtained the requisite approval of its members in respect of this Agreement and the Amended LLC Agreement and the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction-Related Agreements to which it is a party are valid and binding agreements of the Company enforceable against the Company in accordance with the terms of this Agreement and each of the other Transaction-Related Agreements to which the Company is a party, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

4.3. No Conflicts. Neither the execution and delivery by the Company of this Agreement or the other Transaction-Related Agreements to which it is a party, the compliance by the Company with all of the provisions of, the performance by the Company of its obligations under, this Agreement and the other Transaction-Related Agreements to which it is a party, nor the consummation of the transactions herein or therein contemplated, conflict with or result in a breach or violation of, or result in any acceleration of any rights and obligations under, or permit any other party any improvement in rights with respect to or permit the Company or any Subsidiary to exercise, any of the terms or provisions of, or otherwise constitute a default under, any Contract to which the Company or any Subsidiary is a party or by which it any of their respective assets is bound, nor will such execution and delivery, compliance, performance or consummation (a) result in any breach or violation of, or a default under, the provisions of the Organizational Documents of the Company or any of the Subsidiaries or, to the knowledge of the Company, any law, order, judgment, decree, rule or regulation applicable to the Company or any of the Subsidiaries or (b) to the knowledge of the Company, subject the Company or any of the Subsidiaries to any penalty or sanction, except for such conflicts, breaches, violations, defaults, accelerations, creations or changes that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

4.4. Governmental Approvals and Consents. All authorizations, consents, approvals, orders, notices, filings, registrations, qualifications and exemptions of, with or from, or other actions (“Approvals”) required by the Commission or any other Self-Regulatory Organizations or any other Governmental Authorities for the execution and delivery by the Company of this Agreement and each of the other Transaction-Related Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, to the knowledge of the Company, have been duly obtained or made on or prior to the date of this Agreement (other than filings or notices pursuant to state “blue sky” securities laws which may be made after the date hereof) and are in full force and effect, and copies of each such Approval have been delivered to the Contributor. “Self-Regulatory Organization” means the National Association of Securities Dealers (the “NASD”), the Commodity Futures Trading Commission of the United States (the “CFTC”), The New York Stock Exchange, Inc., the American Stock Exchange, the PCX, the Municipal Securities Rulemaking Board, the Chicago Stock Exchange, The Chicago Mercantile Exchange, the Chicago Board of Trade, the Cincinnati Stock Exchange, the Minneapolis Grain Exchange and the New York Futures Exchange, the National Securities Clearing Corporation, the Depositary Trust Corporation, or other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communications networks (“ECNs”), insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which the Company or any Subsidiary is otherwise subject.

4.5. Subsidiaries.

(a) The Company owns all of the limited liability company interests or other equity securities in the Subsidiaries free and clear of any Liens (as defined below). All of such limited liability company interests and other equity securities were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and, with respect to each Subsidiary that is a corporation, are duly authorized, validly issued, fully paid and non-assessable. “Lien” means a charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance or adverse claim of any nature whatsoever.

(b) Each of the Subsidiaries is a limited liability company, limited company or corporation, duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is formed, and, except where the failure to do so would not have a material adverse effect on the business or operations of such Subsidiary, is duly qualified to carry on its business as presently conducted and in good standing in each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified.

(c) No shares of capital stock, limited liability company interests or other equity securities of any of the Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Rights (as defined below) with respect thereto. There are no Contracts by which any of the Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, limited liability company interests or other equity securities, and there are no Contracts relating to the rights of the Company to vote or to dispose of such shares of capital stock, limited liability company interests or other equity securities. “Rights” means, with respect to any Person, interests, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock, limited liability company interests or other equity securities of such Person.

(d) Except for the Company’s interest in the Subsidiaries and except as set forth on Schedule 4.5(d) hereto, the Company does not own or control any capital stock or other interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other entity.

4.6. Percentage Interests.

(a) As of the Closing, after receiving the Contribution and issuing Class A Preferred Shares to the Contributor as contemplated by this Agreement, the Company has treated the Contribution as a Capital Contribution and has duly reflected such Capital Contribution in the Capital Account of the Contributor, and has duly reflected in the Company’s books and records the ownership by the Contributor of the number of Class A Preferred Shares set forth opposite its name on Schedule II hereto.

(b) Schedule 4.6(b) sets forth, as of the Closing, after the Contribution by the Contributor has been made and the Class A Preferred Shares have been issued to the Contributor as contemplated by this Agreement, a true and complete (i) list of each Person who holds Shares of the Company (including any trust or escrow agent arrangement created in connection with any employee share option plan) and, opposite the name of each such Person, the amount and classification of all outstanding Shares owned by such Person, and (ii) description of outstanding Rights to acquire Shares or other securities of the Company and, opposite the description of such Rights, the aggregate number of Shares or other securities of the Company which such Rights are convertible into or exercisable or exchangeable for. As of the date of this Agreement, the aggregate number of restricted Shares and options to purchase Shares which may be issued under the Share Option Plan, as amended, and the Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan is 13,507,125, of which 4,006,125 have been granted (which, for the avoidance of doubt, excludes any restricted Shares and options to purchase Shares to be granted in connection with the execution and delivery of this Agreement or the other Transaction-Related Agreements).

(c) As of the Closing, after receiving the Contribution and issuing Class A Preferred Shares to the Contributor as contemplated by this Agreement, all of the outstanding Shares (including the Class A Preferred Shares) of the Company (i) have been duly authorized and validly issued and are fully paid (for the avoidance of doubt, acknowledging the provisions of Article VI of the Amended LLC Agreement), (ii) were issued without being registered under federal, state or foreign securities laws and, assuming the representations and warranties made to the Company by the purchaser in connection with each sale of Shares by the Company were true when made (including those set forth in Section 3.4), no such registration was necessary to comply with the requirements of applicable federal, state and foreign securities laws and (iii) are free and clear of all Liens of the Company (other than those imposed by the Amended LLC Agreement). None of the outstanding Shares of the Company (including the Class A Preferred Shares) have been issued in violation of any preemptive rights. The Class A Shares issuable upon conversion of the Class A Preferred Shares, when issued in compliance with the provisions of the Amended LLC Agreement, will be validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights and will be free and clear of all Liens (other than those imposed by the Amended LLC Agreement).

(d) Except as set forth in Schedule 4.6(b) and Article IX of the Amended LLC Agreement, there are no Shares or other securities of the Company authorized, issued or outstanding and there are no preemptive rights or any outstanding Rights of any character relating to any issued or unissued Shares or other securities of the Company (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, voting or transfer thereof).

4.7. Conduct of Business. Each of the Company and the Subsidiaries has full power to own its assets and business and to carry on its business as now conducted and the business of the Company and the Subsidiaries is, and at all times has been, conducted in accordance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees, and with the applicable rules of all Self-Regulatory Organizations, except where the non-accordance of which will not materially adversely affect the ability of the Company, the Subsidiaries or the Contributor to consummate the transactions and acts contemplated by this Agreement and the other Transaction-Related Agreements and will not subject the Company, the Subsidiaries or the Contributor to any material liability or materially and adversely affect the Company’s or any Subsidiary’s ability to conduct its business. Except as otherwise set forth in Schedule 4.7 of this Agreement, the Company and the Subsidiaries have all licenses, franchises, permits, authorizations, Approvals, waivers, no-action acknowledgments and orders and other concessions of and from all Governmental Authorities and all Self-Regulatory Organizations that are necessary to own or lease their properties and conduct their businesses as now conducted or, to the best knowledge of the Company, as proposed to be conducted.

4.8. Reports. The Company and each of the Subsidiaries have timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with or pursuant to the rules of (a) the Commission or the CFTC, (b) any other applicable federal, state, local or foreign Governmental Authorities or (c) any Self-Regulatory Organization (all such reports and statements, including the financial statements, exhibits, annexes and schedules thereto, being collectively referred to herein as the “Reports”), including, without limitation, all reports, registrations, statements and filings required under the Securities Laws (as defined herein), except for filings the failure of which to make will not materially adversely affect the ability of the Company or the Subsidiaries to consummate the transactions and acts contemplated by this Agreement and the Transaction-Related Agreements and will not subject the Company or the Subsidiaries to any material liability or materially and adversely affect the Company’s or Subsidiaries’ ability to conduct their respective businesses. Each of the Reports, when filed, complied in all material respects as to form with, and the requirements of, the statutes, rules, regulations and orders enforced or promulgated by the Commission or CFTC or Governmental Authority or Self-Regulatory Organization with which they were filed. “Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, as amended, the Commodity Exchange Act of 1974, as amended, and any state securities and “blue sky” laws.

4.9. Registered Broker-Dealer. Each of Wave, Archipelago Securities and Archipelago Trading is registered with the Commission as a broker-dealer under Section 15(b) of the Exchange Act, and is a member in good standing of the NASD. Each of Wave and Archipelago Securities is registered as a broker-dealer with each State in the United States of America and the District of Columbia and Puerto Rico.

4.10. Contracts.

(a) The Company and each of the Subsidiaries is in compliance in all material respects with the terms of each Contract with each Client (as defined below), and, assuming such Contract is a valid and binding agreement of such Client, each such Contract is in full force and effect and binding on the parties thereto. “Client” means any Person to whom the Company or any of the Subsidiaries provides services under any Contract. Except as set forth on Schedule 4.10(a) hereto, there are no material disputes pending or threatened with any Client or with any former Client, and no Client or former Client has made or threatened to make a significant complaint. With respect to Contracts with Clients, the Company has made available to the Contributor either (i) a true and complete copy of each such Contract with each Client or (ii) in certain cases where terms of a class of Contracts with Clients are substantially similar, general forms of such Contracts.

(b) Each extension of credit by the Company or any of the Subsidiaries to any Client (i) is in full compliance with Federal Reserve Board Regulation T and NASD Rule 2520 or any substantially similar regulation or rule of any Governmental Authority or Self-Regulatory Organization and (ii) is fully secured, and the Company or such Subsidiary has a first priority perfected security interest in the collateral securing such extension of credit.

(c) The Company has made available to the Contributor true and complete copies of each of the following Contracts to which it or any of the Subsidiaries is a party, by which it or any of the Subsidiaries are bound, or to which its or any of its Subsidiaries’ properties are subject, other than Contracts with Clients:

(i) the real property leases relating to 100 South Wacker Drive, Chicago, Illinois and 65 Broadway, New York, New York;

(ii) any Contract entered into within the last three (3) years relating to the acquisition or disposition of any material business or operations (whether by merger, sale of stock, sale of assets, contribution of assets or otherwise);

(iii) any Contract providing for existing or future borrowing of money or payment of the deferred purchase price of property in excess of $1,000,000 (in either case, whether incurred, assumed, guaranteed, or secured by any asset);

(iv) any Contract relating to license of any Intellectual Property except for license agreements accompanying, or Intellectual Property included in, widely available “off the shelf” computer software programs that purport to bind the purchaser of such programs or any Business-Related Intellectual Property that is not material, individually or in the aggregate;

(v) any Contracts relating to the clearing of futures or securities transactions, the custody of assets or the extension of credit;

(vi) any Contracts relating to the sale of trading data to trading data consolidators;

(vii) any Contracts with other national securities exchanges, members of other national securities exchanges or with ECNs that allow securities transactions to be fulfilled by the Company or any of the Subsidiaries on such other national securities exchanges or with such members or other ECNs or that allow such other national securities exchanges, members or other ECNs to fulfill securities transactions with the Company or any of the Subsidiaries; and

(viii) the Amended Facility Services Agreement and the letter agreement, dated July 12, 2000, between the Company, PCX and PCX Equities related thereto.

Each contract required to be made available in respect of this Section 4.10(c) is referred to as a “Material Contract”. Each Material Contract is a valid and binding agreement of the Company and/or the Subsidiary party thereto and none of the Company, any of the Subsidiaries or, to the knowledge of the Company, any other party thereto is in default under any such Material Contract and, to the knowledge of the Company, there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default, in each case with such exceptions as has not had and is not reasonably likely to have a Material Adverse Effect on the Company or any of its

Subsidiaries.

4.11. Registrations. The Company and the Subsidiaries and, to the best knowledge of the Company, each of their respective managers, officers and employees who are required to be registered as a broker-dealer, an “alternative trading system” (as such term is defined in Rule 300 of Regulation ATS under the Exchange Act), an investment adviser, a registered representative, an insurance agent or a sales person (or in a similar capacity), as the case may be, with the Commission, the NASD, the securities commission or similar authority or insurance authority of any state or foreign jurisdiction or any Self-Regulatory Organization are duly registered as such and hold all required licenses and such registrations and licenses are in full force and effect. All applicable federal, state and foreign registration requirements have been complied with and such registrations and licenses as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

4.12. Compliance with Laws. Except as otherwise set forth in Schedule 4.12 of this Agreement, the Company and the Subsidiaries and, to the best knowledge of the Company, their respective managers and officers:

(a) have received no notification or communication from any Governmental Authority or Self-Regulatory Organization (i) asserting that any of them has not been or is not in compliance in any material respect with any of the statutes, rules, regulations or ordinances which such Governmental Authority or Self-Regulatory Organization enforces, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (iii) requiring any of them to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy) or (iv) restricting or disqualifying the activities of the Company or any of its Subsidiaries (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally or by a Self-Regulatory Organization);

(b) are not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self-Regulatory Organization against the Company, any of the Subsidiaries or any current or, to the knowledge of the Company, former manager, officer, director or employee thereof;

(c) are not, nor is any Affiliate (as defined in Section 4.18) of any of them, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Subsidiary as a broker-dealer, an ECN, an “alternative trading system” (as such term is defined in Rule 300 of Regulation ATS under the Exchange Act), a national securities exchange, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and there is no reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation; and

(d) are not required to be registered as an investment company, commodity trading advisor, commodity pool operator, futures commission merchant, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations.

4.13. Financial Statements.

(a) The Company has delivered to the Contributor true and complete copies of the audited consolidated financial statements of the Company and the Subsidiaries (including the balance sheet and statements of operations, cash flow and stockholders’ equity, together with the notes thereto) as of and for the year ended December 31, 2002 (the “2002 Financial Statements”), which contains the report of Ernst & Young LLP. Except as set forth therein or in the notes thereto, the 2002 Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, and fairly present, in all material respects, the financial condition, operating results and cash flows of the Company and the Subsidiaries as of December 31, 2002.

(b) The Company has delivered to the Contributor true and complete copies of the interim unaudited financial statements of the Company and the Subsidiaries (including the balance sheet and income statement) as of and for the nine months ended September 30, 2003 (the “Interim Financial Statements”). Except as set forth therein, the Interim Financial Statements have been prepared in conformity with GAAP (except for the absence of notes), consistently applied, and fairly present, in all material respects, the financial condition and operating results of the Company and the Subsidiaries as of September 30, 2003 (subject to normal year end adjustments that will not be material in amount or effect).

4.14. Absence of Undisclosed Liabilities. The Company and the Subsidiaries do not have any material (individually or in the aggregate) liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except (i) as otherwise set forth on Schedule 4.14 of this Agreement or on any other Schedule to this Agreement or (ii) as provided for, or reflected in, the 2002 Financial Statements and the Interim Financial Statements.

4.15. Absence of Material Changes. Since December 31, 2002, (a) neither the Company nor any Subsidiary has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since December 31, 2002, there has not been any change in the limited liability company interests (other than (i) the granting of 1,700,000 restricted Shares and options to purchase Shares pursuant to the Share Option Plan, (ii) as contemplated by this Agreement or the other Transaction-Related Agreements and (iii) the transfer of outstanding Shares to the existing Members of the Company in accordance with the terms of the Limited Liability Company Agreement) or long-term debt of the Company or any Subsidiary or any Material Adverse Effect on the Company, or any development which could reasonably be foreseen to result in a change, in or affecting the general affairs, management, financial position, members’ equity or results of operations or prospects of it and the Subsidiaries taken as a whole that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 4.15 of this Agreement, since December 31, 2002, neither the Company nor any Subsidiary has waived any debt owed to it in excess of $1,000,000.

4.16. Litigation. Except as otherwise set forth in Schedule 4.16 of this Agreement, no claim, action, suit, complaint, dispute, arbitration, litigation, proceeding, investigation or controversy (“Litigation”) before any arbitrator, mediator or Governmental Authority or Self-Regulatory Organization is pending against the Company or any of the Subsidiaries, and, to the best knowledge of the Company, no such Litigation has been threatened; neither the Company nor any of the Subsidiaries or their respective properties is a party to or, to the best knowledge of the Company, is subject to, any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority (including the Commission, the Federal Reserve System, the CFTC and the Federal Trade Commission) or Self-Regulatory Organization charged with the supervision or regulation of broker-dealers, ECNs, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies, investment advisers or insurance agents and brokers or the supervision or regulation of the Company or any of the Subsidiaries; and neither the Company nor any of the Subsidiaries has been notified by or received any other communication from any such Governmental Authority or Self-Regulatory Organization to the effect that such Governmental Authority or Self-Regulatory Organization is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar arrangement, submission or action. Except as disclosed on Schedule 4.16, the Litigation and potential claims set forth on Schedule 4.16 of this Agreement will not adversely affect the ability of the Company, the Subsidiaries and the Contributor to consummate the transactions and acts contemplated by this Agreement and the other Transaction-Related Agreements and will not subject the Company, the Subsidiaries or the Contributor to any material liability or materially adversely affect the Company’s ability to conduct its business.

4.17. True and Complete Copies of Documents. All books of account and other financial records and documents delivered or made available by the Company and the Subsidiaries in connection with the transactions contemplated in this Agreement and the other Transaction-Related Agreements have in all material respects been maintained properly and regularly in the ordinary course of the business by the Company and the Subsidiaries. All copies of all insurance policies, Reports, Contracts and other documents or instruments (including, without limitation, documents or instruments filed with or provided to the Commission or any Self-Regulatory Organization), which have been supplied to the Contributor for its review in connection with its due diligence investigation, are true and complete in all material respects. Such documents, together with this Agreement and the other Transaction-Related Agreements, taken as a whole, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

4.18. Transactions with Affiliates. Except for the Contracts set forth on Schedule 4.18, neither the Company nor any of the Subsidiaries has directly or indirectly entered into or is a party to any Contract with any Affiliate of the Company or such Affiliates’ respective parents, subsidiaries and Affiliates. Neither the Company nor any of the Subsidiaries has or may acquire any rights, liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, under either (a) the Secondment Agreement, dated June 1, 2001, between Archipelago Overseas and Archipelago Europe or (b) the Subscription Agreement, dated as of October 17, 2000, among American Century Ventures, Inc., Archipelago TP Investment, Instinet Investments Bermuda Ltd., J.P. Morgan Ventures Corporation, J.P. Morgan Global Capital Limited, Morgan Stanley & Co. International Limited, UBS AG, Credit Suisse First Boston, Dresdner Bank AG Hauptniederlassung Frankfurt am Main, Merrill Lynch Group, Inc., DB Investments (AXM) Limited, ABN AMRO Bank N.V. and TP Group LDC. “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such first Person. For the purposes of the foregoing, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such first Person, whether through the ownership of voting securities, by contract or otherwise.

4.19. No Brokers. Neither the Company nor any of the Subsidiaries, nor any of their members, managers, officers or employees, has employed any broker or finder, or incurred any broker’s or finder’s commissions or fees, in connection with the transactions contemplated hereby, except that the Company has employed Goldman, Sachs & Co. as its financial advisor in connection with the transactions contemplated hereby.

4.20. Insurance. The Company and the Subsidiaries are insured and/or bonded with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and in accordance with industry practices and NASD and Commission requirements.

4.21. Taxes.

(a) All Tax Returns required to be filed, or furnished to any Person (including its owners), on or before the Closing Date (taking into account applicable extensions) by or with respect to the Company or any of the Subsidiaries (i) have been, or will be, duly and timely filed or furnished, and (ii) the information reflected on those Tax Returns was, or when filed or furnished will be, accurate and complete in all material respects.

(b) The Company and each of the Subsidiaries (i) have, or will have, timely paid all Taxes, including, without limitation, all unincorporated business taxes (other than Taxes being contested in good faith and for which adequate reserve is identified in the 2002 Financial Statements in accordance with GAAP or resulting from transactions or actions occurring on the Closing Date, after the Closing or after the Closing Date for which they are responsible), that are due on or before the Closing Date or have provided for such Taxes in a reserve which is adequate for the payment of such Taxes and is identified in the 2002 Financial Statements or the Interim Financial Statements, and (ii) through the Closing Date will have maintained adequate provisions on its books for all Taxes (other than Taxes resulting from transactions or actions occurring on the Closing Date, after the Closing or after the Closing Date payable by them) that have accrued but are not yet due.

(c) There are no outstanding assessments, claims or deficiencies for any Taxes of the Company or any of the Subsidiaries that have been proposed,

asserted or assessed in writing.

(d) No Tax audit or examination is currently being conducted or proposed in writing by any taxing authority with respect to the Company or any of the Subsidiaries.

(e) There are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes of the Company or any of the Subsidiaries.

(f) There is no outstanding written claim by a taxing authority that the Company or any of the Subsidiaries may be subject to taxation or required to file a Tax Return in a jurisdiction where it does not file Tax Returns and the Company is not aware of any jurisdiction that could properly make such a claim.

(g) There are no Tax allocation or sharing agreements to which the Company or any of the Subsidiaries is a party.

(h) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or the Subsidiaries.

(i) Each of the Company and the Subsidiaries has paid all Taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties and has complied with all requirements (including record retention) applicable to information reporting or other reporting requirements.

(j) For U.S. federal income tax purposes, (i) the Company has been, and through the Closing Date will be, treated as a partnership, and (ii) each Subsidiary has been, and through the Closing Date will be, treated as a disregarded entity, and, in each case, none of the Company or, to the best knowledge of the Company, any owner of any interest in the Company has, or through the Closing Date will have, made any election, taken any action or filed any Tax Return on a basis that is inconsistent with the foregoing.

(k) All Tax Returns (including attachments thereto) of the Company and the Subsidiaries and all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (if any) entered into with or issued by any taxing authority, by or with respect to the Company that were delivered by the Company in connection with the Contributor’s due diligence investigation of the Company are true copies of such documents.

(l) None of the Company or any Subsidiary or any predecessor thereof is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code or similar provisions of state, local or foreign law) with respect to which it is liable for Taxes of another Person under Treasury Regulations Section 1.1502-6 or any similar provision under state, local or foreign law.

(m) No Tax is required to be withheld pursuant to Section 1445 or Section 1446 of the Code as a result of the transactions contemplated herein.

(n) The Company has in effect an election under Section 754 of the Code.

“Tax” and “Taxes” means all taxes, charges, fees, levies or other assessments, however denominated and whether imposed by a taxing authority within or without the United States, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, and (ii) “Tax Returns” means any return (including, without limitation, information returns, annual reports or other returns in respect of any compensation plan), declaration, report, claim for refund, information return or statement relating to any Tax, together with all schedules or attachments thereto, and including any amendments to the foregoing.

4.22. Accounting Controls. The Company and each of the Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the reasonable judgment of the managers of the Company or such Subsidiary, as the case may be, that (i) all material transactions are executed in accordance with such management’s general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, consistently applied with respect to broker-dealers or any other criteria applicable to such statements; (iii) access to the material property and assets of the Company or such Subsidiary, as the case may be, is permitted only in accordance with such management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. The Company and each of the Subsidiaries have made and preserved all records required to be made or preserved by Rules 17a-2, 17a-3 and 17a-4 and Rules 302 and 303 of Regulation ATS under the Exchange Act, and have properly recorded, and maintained records of, all trading activities and transactions and dealings and communications with Clients as required by all applicable Governmental Authorities and Self-Regulatory Organizations.

4.23. Intellectual Property.

(a) Schedule 4.23(a) sets forth a list and description (including the country of registration) of (i) (x) all registrations or applications for Intellectual Property (as defined below) and (y) any other material unregistered Intellectual Property owned or purported to be owned by the Company or any of the Subsidiaries (the “Business-Related Owned Intellectual Property”), and (ii) all third party Intellectual Property used in the Business (as defined below) and agreements under which the Company or any of the Subsidiaries is licensed or otherwise permitted by another Person to use any Intellectual Property (the “Third-Party Business-Related Intellectual Property” and, together with the Business-Related Owned Intellectual Property, the “Business-Related Intellectual Property”); provided, however, that Schedule 4.23(a) need not list license agreements accompanying, or Intellectual Property included in, widely available “off the shelf” computer software programs that purport to bind the purchaser of such programs or any Business-Related Intellectual Property that is not material, individually or in the aggregate. “Intellectual Property” means all patents, patent applications, registered and unregistered trademarks and service marks, trademark applications and service mark applications, registered and unregistered copyrights, trade secrets, computer software programs and know-how (provided, that, when Intellectual Property refers to the property of a third party, all references to registrations for such property shall mean registrations made on or prior to the date hereof), and “Business” means the business operations of the Company and the Subsidiaries as contemplated by this Agreement and the other Transaction-Related Agreements, including, but not limited to, the operation of a “facility” as defined in Section 3(a)(2) of the Exchange Act and a “national securities exchange” as defined in Section 6 of the Exchange Act.

(b) The Company and/or at least one of the Subsidiaries owns, is licensed to use or otherwise possesses legally enforceable rights to use all of the Business-Related Intellectual Property as used or contemplated to be used in the Business. All of the Business-Related Intellectual Property, and the Company’s rights therein, are valid and subsisting. To the Company’s knowledge, all of the Business-Related Owned Intellectual Property is owned exclusively by the Company or one of the Subsidiaries. Except as set forth on Schedule 4.23(b), the Company’s and/or the Subsidiaries’ right to use the Business-Related Intellectual Property is free and clear of any material Liens, and, to the best knowledge of the Company, except as set forth on Schedule 4.23(b), no other Person has the right to use any of the Business-Related Intellectual Property which is licensed exclusively to the Company.

(c) Neither the Company nor any of the Subsidiaries will violate in any material respect any licenses, sublicenses, or other agreements relating to the Business-Related Intellectual Property to which the Company or any of the Subsidiaries is a party and pursuant to which the Company or any of the Subsidiaries is authorized to use another Person’s Intellectual Property by executing, delivering or performing this Agreement or any of the other Transaction-Related Agreements.

(d) Except as set forth on Schedule 4.16 hereto, no claims with respect to the Business-Related Intellectual Property are currently pending against the Company and, to the knowledge of the Company, no such claims have been threatened. To the knowledge of the Company, there are no valid grounds for any bona fide claims (i) to the effect that the use, sale or licensing of any product or services, as now, or contemplated to be, used, sold or licensed in the Business, infringes on the Intellectual Property of any other Person, (ii) against the use by the Company or any of the Subsidiaries of any Business-Related Intellectual Property, (iii) challenging the ownership or validity of the Business-Related Intellectual Property, (iv) challenging the license or legally enforceable right of the Company or any of the Subsidiaries to use the Business-Related Intellectual Property or (v) alleging that the Company or any of the Subsidiaries is infringing the Intellectual Property rights of any other Person.

(e) To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of the Business-Related Intellectual Property by any Person, including any current employee or former employee of the Company or any of the Subsidiaries.

(f) Except as set forth on Schedule 4.23(f), (i) the server hardware and supporting equipment (including communications equipment, terminals and hook-ups that interface with third party computer systems) used in the Company’s or any of the Subsidiaries’ services network provide redundancy and meet industry standards relating to high availability, in each case in all material respects; and (ii) the Company or such Subsidiary has made back-ups of all material computer software and databases utilized by it and maintains such software and databases at a secure off-site location, except for such software and databases for which the failure to make a back up and maintain at such off-site location, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company.

(g) Each of the Company and its Subsidiaries has taken all actions deemed by such Company or Subsidiary to be reasonably necessary and desirable to maintain and protect each item of Business-Related Owned Intellectual Property.

4.24. No Voting Agreements. Except for the Amended LLC Agreement and as contemplated therein, to the best of the Company’s knowledge, no Member has granted any proxy or entered into or agreed to be bound by any voting trust or other voting agreement with respect to any Shares beneficially owned by it (whether such proxy, voting trust or other voting agreement is or will be exercised directly by it, through any manager appointed by it or otherwise).

4.25. Employee Benefit Plans. All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and the Subsidiaries (the “Employees”) and current or former directors or managers of the Company and the Subsidiaries, including, without limitation, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment agreements, severance agreements and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are listed on Schedule 4.25 of this Agreement. True and complete copies of all Benefit Plans listed on Schedule 4.25 of this Agreement, including, without limitation, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to the Contributor. All Benefit Plans covering Employees which are subject to ERISA (the “ERISA Plans”) are in substantial compliance with ERISA and other applicable law. Each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such plan under Section 401(a) of the Code. Neither the Company nor any Subsidiary has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any Subsidiary has ever contributed to any Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code or which is a “multiemployer plan,” as defined of Section 4001(a)(3) of ERISA, and neither the Company nor any Subsidiary has incurred any liability under Title IV of ERISA or Section 412 of the Code. Neither the Company nor any Subsidiary has any obligations for retiree health and life benefits under any ERISA Plan, except as set forth on Schedule 4.25 of this Agreement. There has been no amendment to, announcement by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement or any other Transaction-Related Agreement nor the consummation of the transactions contemplated hereby or thereby will (v) entitle any employees of the Company or any Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (x) limit or restrict the right of it to merge, amend or terminate any of the Benefit Plans or (y) result in the payment of any amount under a Benefit Plan that would constitute an “excess parachute payment,” as defined in Section 280G of the Code.

4.26. Title to Properties. Neither the Company nor any Subsidiary owns any real property and all other properties, if any, owned by the Company are owned outright free and clear of any Liens, except (a) Liens for current taxes not yet due and (b) Liens incurred in the ordinary course of business not material in amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company or any Subsidiary. The Company and the Subsidiaries hold interests as lessee under leases in full force and effect with respect to all real property used in connection with the Company’s or such Subsidiary’s business or otherwise leased by the Company or such Subsidiary.

4.27. Indebtedness for Borrowed Money. Except as otherwise set forth on Schedule 4.27 of this Agreement, neither the Company nor any Subsidiary is a party to or bound by any Contract or series of related Contracts evidencing indebtedness for borrowed money in excess of $1,000,000. No holder of any such indebtedness is entitled to any voting rights in respect of such indebtedness in any matters voted upon by the Members.

4.28. Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Class A Preferred Shares. Assuming the accuracy of the Contributor’s representations and warranties in Section 3.5 hereof, no registration of the Class A Preferred Shares, pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, will be required by the offer, sale or issuance of the Class A Preferred Shares to the Contributor pursuant to this Agreement.

ARTICLE V.

COVENANTS

5.1. Appropriate Action; Approvals.

(a) Each of the Company and the Contributor shall use all reasonable efforts, and shall cooperate with each other, to obtain as promptly as possible any and all Approvals of the Commission and any other Governmental Authorities or any Self-Regulatory Organization, and third parties necessary for the performance of their respective obligations under this Agreement and the other Transaction-Related Agreements. Neither the Company nor the Contributor shall take any action, or permit any of their Affiliates to take any action, that shall have the effect of unreasonably delaying, impairing or impeding the receipt of any required regulatory or third party Approval, waiver or license.

(b) Each of the Contributor and the Company shall have the right to review in advance, and, to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Contributor and the Company agrees to act reasonably and as promptly as practicable. Each of the Contributor and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material permits and Approvals of all third parties, Governmental Authorities and Self-Regulatory Organizations necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(c) The Company agrees, upon request, to furnish the Contributor with all information concerning itself, the Subsidiaries, managers, officers and members and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of the Contributor or the Company or any of the Subsidiaries to any third party, Governmental Authority or Self-Regulatory Organization.

5.2. Financial Statements and Other Information. At any time after any conversion, recapitalization or other capital reorganization (including, without limitation, any reorganization of the Company as the Successor Corporation in accordance with Section 9.12 of the Amended LLC Agreement, merger, consolidation, sale of assets or otherwise) with respect to the Company, but prior to the Company’s Initial Public Offering, upon the Contributor’s written request, the Company shall deliver to the Contributor, in form and substance satisfactory to the Contributor:

(a) within ninety (90) days after the end of each fiscal year of the Company, a copy of the consolidated annual financial statements of the Company, including an annual balance sheet, profit and loss statement and a statement of cash flows for such fiscal year, all as prepared in accordance with GAAP consistently applied and audited by the Company’s independent public accountants, which shall be a “big four” accounting firm;

(b) commencing with the fiscal period ending on March 31, 2004, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a quarterly report setting forth such financial and operating information as the Board of Managers shall reasonably determine but which shall include a consolidated balance sheet and income statement and monthly and quarterly financial reporting information as the Board of Managers shall reasonably determine;

(c) if requested by the Contributor, as promptly as practicable, but not later than five (5) days after the end of each fiscal year of the Company, a certificate signed by the Chief Executive Officer of the Company in customary form certifying as to whether the Company is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; and

(d) such other information as GAP LP may reasonably request that is necessary for the preparation of (i) the Contributor’s federal, state and local income or other tax returns or (ii) any filing, notice or application made by or on behalf of the Contributor or any of its Affiliates subject to the right of the Company to withhold any confidential information that it reasonably determines will not remain confidential and the public disclosure of which could adversely affect the Company.

5.3. Insurance. The Company shall maintain director’s and officer’s liability insurance in such amounts and covering such risks as the Board of Managers (or the Board of Directors of the Successor Corporation) deems appropriate.

5.4. Press Releases. Neither the Company nor the Contributor will, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of any applicable Self-Regulatory Organization, in which case neither party hereto shall issue such press release or statement until the other party hereto has been consulted with respect to and has reasonably agreed on the contents of such press release or statement; provided, however, that with the consent and approval of the Company (such consent and approval not to be unreasonably withheld) GAP LLC may disclose on its worldwide web page, www.gapartners.com, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company and the Subsidiaries, the Company’s logo and the aggregate amount of the Contributor’s investment in the Company. The Company and the Contributor shall cooperate with each other to agree upon a press release with respect to the transactions contemplated hereby and to distribute such press release on or as promptly as possible after the Closing Date.

5.5. No Rights Triggered. Except as set forth on Schedule 5.5, the Company shall take all reasonable steps necessary, if any, to ensure that the entering into of this Agreement and the other Transaction-Related Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the grant of any Rights to any Person (a) under the Amended LLC Agreement or any of the Organizational Documents of any of the Subsidiaries or (b) under any Contract to which the Company or any of the Subsidiaries is a party.

5.6. Notification of Certain Matters.

(a) Each of the Company and the Contributor shall give prompt notice to the other of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material breach of any of its representations, warranties, covenants or agreements contained herein.

(b) The Company shall promptly notify the Contributor, and the

Contributor shall promptly notify the Company, of any notice or other communication from any Person alleging that the consent of such Person is or may be required as a condition to the Contributor’s acquisition of the Class A Preferred Shares, including, without limitation, any notice or other communication from any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

ARTICLE VI.

MISCELLANEOUS

6.1. Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand, by facsimile, or by a recognized overnight courier service providing confirmation of delivery, addressed as follows:

(a) to the Company:

Archipelago Holdings, L.L.C.

100 South Wacker Drive

20th Floor

Chicago, Illinois  60606

Telecopy:  (312) 621-0487

Attn:  Mr. Gerald D. Putnam

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY  10004-2498

Telecopy: (212) 558-3588

Attn:  John Evangelakos, Esq.

(b) if to the Contributor:

c/o General Atlantic Service Corporation

3 Pickwick Plaza

Greenwich, CT 06830

Telecopy:  (203) 622-8818

Attention:    Matthew Nimetz, Esq.
  Mr. Thomas J. Murphy

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telecopy:  (212) 757-3990

Attention:    Douglas A. Cifu, Esq.

All notices given pursuant to this Section 6.1 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile transmission, when transmitted to the applicable number so specified in (or pursuant to) this Section 6.1 and an appropriate answerback is received or (iii) if delivered by overnight courier, on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee). Any party from time to time may change its address, facsimile number or other information for purposes of notices to that party by giving notice specifying such change to the other party hereto.

6.2. Headings and Captions. All headings and captions contained in this Agreement are inserted for convenience only and shall not be deemed a part of this Agreement.

6.3. Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.

6.4. Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

6.5. GOVERNING LAW; Arbitration.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

(b) In the event that a party hereto (the “Complaining Party”) has a dispute or disagreement with the other party hereto relating to this Agreement, such Complaining Party shall provide written notice to the other of the foregoing and request a meeting to discuss such dispute or disagreement. The parties hereto shall thereafter meet and discuss such dispute or disagreement in good faith, without obligation but with the objective of seeking an amicable resolution satisfactory to the parties hereto. If such dispute or disagreement is not resolved after the good faith efforts of the parties hereto, then any such party may deliver notice to initiate arbitration in accordance with this Section 6.5; provided, however, that no party to this Agreement shall initiate arbitration in respect of such dispute or disagreement (but only with respect to such dispute or disagreement) until thirty (30) days have passed from the date that such written notice is first given. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration. Each of the parties agrees to follow the procedures, and abide by the requirements, set forth in this Section 6.5.

(c) The parties acknowledge that pre-arbitration discovery is generally more limited than and different from court proceedings and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited. Notwithstanding anything to the contrary herein, the parties intend that, to the fullest extent permitted by applicable law, punitive damages shall not be awarded in any event pursuant to any arbitration conducted under this Agreement.

(d) Any arbitration shall be exclusively referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) (which Rules are deemed to be incorporated by reference into this Section 6.5), to the extent such Rules are not inconsistent with the provisions of this Agreement or Delaware law. Any such arbitration shall be (i) brought and conducted in Wilmington, Delaware unless another location shall be mutually agreed by the parties to such dispute and (ii) conducted in English. If the arbitrators deem it necessary or appropriate, the parties to any dispute may be permitted limited discovery based on the United States Federal Rules of Civil Procedure then in effect, subject to applicable law and such limitations as the arbitrators may impose consistent with the objective of expediting the resolution of the dispute; provided, however, that in any dispute submitted to arbitration hereunder that relates to whether any Person is required to furnish indemnity under this Agreement, to the fullest extent permitted by applicable law, discovery rights in accordance with the United States Federal Rules of Civil Procedure then in effect shall be applicable and available in all events. The parties agree that service of any notice in the course of any such arbitration at their respective addresses for notice and in the manner provided herein shall be valid and sufficient notice for purposes of such arbitration.

(e) In any arbitration pursuant to this Agreement, the award shall be rendered by a majority of the members of an arbitral tribunal consisting of three (3) arbitrators, each of whom shall be an attorney experienced in matters of Delaware law (but not necessarily members of the Delaware Bar). The members of the arbitral tribunal shall be selected by mutual agreement of the parties to the arbitration within thirty (30) days after the commencement of such arbitration. In the event of the failure of said parties to agree as to the members of the arbitral tribunal within such thirty (30) day period, such arbitrators shall be appointed by the AAA in accordance with the Rules.

(f) The arbitral tribunal shall decide the matter without undue delay, however, no time limits shall be imposed. Awards, decisions and rulings of the arbitral tribunal shall be in writing, and shall set forth the reasons therefor and, to the extent applicable, the manner in which the amount of any damages or other monetary recovery was calculated. The arbitral tribunal may apportion the costs (including the fees of the arbitrators, administrative fees and the parties’ attorneys’ fees and expenses) among the parties in such manner as shall be determined by the arbitral tribunal. Any monetary award shall be in U.S. dollars. Any award, decision or ruling of the arbitral tribunal shall, to the maximum extent permitted by law, be final, binding and conclusive on the parties, and judgment upon such award, decision or ruling may be entered in any court, state or federal, having jurisdiction thereof.

(g) Nothing in this Section 6.5 shall be construed to preclude any party to this Agreement from seeking injunctive or other equitable relief in a court of law or equity where absent such relief such party would suffer irreparable harm.

6.6. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon each of the Contributor and the Company and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Contributor and the Company and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.7. Assignability. To the fullest extent permitted by applicable law, subject to applicable securities laws and the terms and conditions thereof, the Contributor may assign any of its rights under this Agreement to any of its respective Affiliates (including, without limitation, each of the Additional GAP Entities) to which it assigns its interest in the Company in accordance with Article IX of the Amended LLC Agreement (for so long as such Amended LLC Agreement shall remain in effect). To the fullest extent permitted by applicable law, the Company may not assign any of its rights under this Agreement without the prior written consent of the Contributor. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

6.8. Amendment; Waiver.

(a) No failure or delay on the part of the Company or the Contributor in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Contributor at law, in equity or otherwise.

(b) No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by each of the Contributor and the Company.

6.9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. If a provision of this Agreement is held to be invalid and the rest of this Agreement is not invalidated, each party shall use all reasonable efforts to effect as far as practicable and valid under applicable law a new provision to achieve the purpose of such invalidated provision.

6.10. Expenses. Without prejudice to its ability to recover for any losses, damages or liabilities relating to any dispute, controversy or claim arising out of or relating to this Agreement, each of the Contributor and the Company shall pay its own expenses in connection with this Agreement and any amendments, consents or waivers (whether or not the same become effective) under or in respect of this Agreement.

6.11. Further Assurances. The Contributor and the Company will each use all reasonable efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each party shall deliver such further documents and take such other actions (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority, Self-Regulatory Organization or any other Person) as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

6.12. Remedies. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

6.13. Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing until the second anniversary of this Agreement; provided, however, that the representations and warranties contained in Section 4.21 shall survive until the expiration of the relevant statute of limitations (including all applicable extensions thereof); provided, further, however, that the representations and warranties contained in Section 4.6 shall survive without limitation. The covenants, undertakings and agreements contained in this Agreement shall survive without limitation in accordance with their terms.

6.14. Entire Agreement. This Agreement, together with all Exhibits and Schedules to this Agreement, and the other Transaction-Related Agreements supersede all prior agreements between the parties with respect to the subject matter hereof and contain the entire agreement between the parties with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have hereto set their hands as of the day and year first written above.

ARCHIPELAGO HOLDINGS, L.L.C.

By:	/s/ Gerald Putnam
Name: Gerald Putnam
Title: Chief Executive Officer

GAP ARCHA HOLDINGS, INC.

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: Vice President

Note: Schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.